Exhibit 5.1

To the United States Securities and Exchange Commission

We consent to the incorporation by reference in the Registration Statement on Form F-10 (the “Form F-10”) of Cybin Inc. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments thereto, of:

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our report, dated June 24, 2021, on the consolidated statements of financial position of the Company as of March 31, 2021 and 2020, and the consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the year ended March 31, 2021 and for the period from incorporation October 22, 2019 to March 31, 2020, and notes to the consolidated financial statements, including a summary of significant accounting policies; and

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our report, dated December 23, 2020 on the statement of financial position of Adelia Therapeutics Inc. as at November 30, 2020, and the statements of loss and comprehensive loss, changes in shareholders’ equity (deficiency) and cash flows for the period from incorporation April 16, 2020 to November 30, 2020, and notes to the financial statements, including a summary of significant accounting policies.

We also consent to the reference to us under the caption “Auditor, Transfer Agent and Registrar” in the short-form base shelf prospectus contained in the Form F-10.

/s/ Zeifmans LLP
October 1, 2021 Toronto, Ontario	Chartered Professional Accountants Licensed Public Accountants